Exhibit 10.7A

CHANGE OF CONTROL
SEVERANCE BENEFITS AGREEMENT

     THIS CHANGE OF CONTROL SEVERANCE BENEFITS AGREEMENT (the Agreement”) is entered into this 2nd day of September, 2003 between Leigh S. Belden (“Executive”) and Verilink Corporation, a Delaware corporation (the “Company”). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events.

     Certain capitalized terms used in this Agreement are defined in Article VI.

     The Company and Executive hereby agree as follows:

ARTICLE I.
EMPLOYMENT BY THE COMPANY

     1.1 Executive is currently employed as an executive of the Company.

     1.2 The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event that there is a Change of Control and Executive’s employment with the Company terminates following a Change of Control under the circumstances described in Article II of this Agreement.

     1.3 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s past services to the Company, Executive’s continued employment with the Company and Executive’s execution of the general waiver and release contemplated by Section 3.2.

     1.4 This Agreement shall supersede any previous Change of Control Severance Benefits Agreement between Executive and the Company. In the event of a Covered Termination (as defined below), Executive shall be entitled to the benefits hereunder in lieu of the benefits set forth in the employment agreement between Executive and the Company dated as of January 8, 2002, and such employment agreement shall, upon a Covered Termination, be superseded hereby and of no further effect. Notwithstanding the foregoing, nothing herein shall affect or modify the Company’s obligations to maintain the insurance specified in Item 4 of the retirement agreement between Executive and the Company dated as of April 9, 1999, and referred to in item 10 of the January 8, 2002 employment agreement. Except to the extent otherwise expressly set forth in the preceding sentence, this Agreement, including the Release contemplated by Section 3.2 hereof, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to the obligations of the Company to Executive following an event that would constitute a Covered Termination. It is entered into without reliance on any promise or representation other than those expressly contained herein. This Agreement shall not supersede or affect any other agreements relating to Executive’s employment or severance, except in the event of a Covered Termination.

ARTICLE II
CHANGE OF CONTROL SEVERANCE BENEFITS

     2.1 ENTITLEMENT TO CHANGE OF CONTROL SEVERANCE BENEFITS. If Executive’s employment terminates due to an Involuntary Termination or a Voluntary Termination for Good Reason within twelve (12) months following a Change of Control, the termination of employment will be a Covered Termination and the Company shall pay Executive the compensation and benefits described in this Article II. If Executive’s employment terminates, but not due to an Involuntary Termination or a Voluntary Termination for Good Reason within twelve (12) months following a Change of Control, then the termination of employment will not be a Covered Termination and Executive will not be entitled to receive any payments or benefits under this Article II. Payment of any benefits described in this Article II shall be subject to the restrictions and limitations set forth in Article III.

     2.2 LUMP SUM SEVERANCE PAYMENT. Within thirty (30) days following a Covered Termination, and subject to Section 3.2 hereof and to any applicable withholding of federal, state or local taxes, Executive shall receive a lump sum payment (the “Lump Sum Payment”) equal to One Hundred Percent (100%) of the sum of (a) 2.99 times Annual Base Pay plus (b) Annual Bonus. In the event that Executive is indebted to the Company at the time that the Lump Sum Payment is payable, the Lump Sum Payment shall first be applied to repay such indebtedness before any remainder of the Lump Sum Payment is paid to Executive.

     2.3 STOCK OPTIONS. The treatment of stock options upon a Change of Control is set forth in Section 4.3 hereof.

     2.4 WELFARE BENEFITS. Following a Covered Termination, Executive and his covered dependents will be eligible to continue their Welfare Benefit coverage under any Welfare Benefit plan or program maintained by the Company on the same terms and conditions (including cost to Executive) as in effect immediately prior to the Covered Termination, for the one (1) year following the Covered Termination.

     With respect to any Welfare Benefits provided through an insurance policy, the Company’s obligation to provide such Welfare Benefits following a Covered Termination shall be limited by the terms of such policy; provided that (i) the Company shall make reasonable efforts to amend such policy to provide the continued coverage described in this Section 2.4, and (ii) if a policy providing health benefits is not amended to provide the continued benefits described in this Section 2.4, the Company shall pay for the cost of comparable replacement coverage until the end of the one (1) year period following the Covered Termination.

     The Company shall reimburse Executive for any income tax liability due as a result of the provision of Welfare Benefits under this Article II (and as a result of any payments due under this paragraph) in order to put Executive in the same after-tax position as if no taxable Welfare Benefits had been provided.

     This Section 2.4 is not intended to affect, nor does it affect, the rights of Executive, or Executive’s covered dependents, under any applicable law with respect to health insurance continuation coverage. However, where necessary the benefits coverage granted in this section may be provided to Executive by the Company through payment of COBRA premiums on behalf of the Executive.

     2.5 MITIGATION. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of the Covered Termination, or otherwise.

ARTICLE III
LIMITATIONS AND CONDITIONS ON BENEFITS

     3.1 WITHHOLDING OF TAXES. The Company shall withhold appropriate federal, state or local income and employment taxes from any payments hereunder.

     3.2 EMPLOYEE AGREEMENT AND RELEASE PRIOR TO RECEIPT OF BENEFITS. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under this Agreement on account of the occurrence of a Covered Termination, Executive shall, as of the date of a Covered Termination, execute a general waiver and release in favor of the Company and related persons in the form prescribed by the Company reflecting then current law and practice (the “Release”). Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Company’s standard form of proprietary information agreement. It is understood that Executive has twenty-one (21) days to consider whether to execute such Release, and Executive may revoke such Release within seven (7) business days after its execution. In the event Executive does not execute the Release within the twenty-one (21) day period, or if Executive revokes the Release within the seven (7) business day period, no benefits shall be payable under this Agreement and this Agreement shall be null and void.

ARTICLE IV
OTHER RIGHTS AND BENEFITS

     4.1 NONEXCLUSIVITY. Nothing in the Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans or programs approved by the Compensation Committee of the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program approved by the Compensation Committee of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan or program.

     4.2 PARACHUTE PAYMENTS. Notwithstanding any other provision of this Agreement or any other agreement between the parties, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Internal Revenue Code) of both the payments and benefits to the Executive under this Agreement and all other payments to the Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (the “Aggregate Payments”) would result in a “parachute payment,” as defined under Section 280G of the Internal Revenue Code, then the Aggregate Payments shall not be greater than an amount equal to 2.99 multiplied by the Executive’s “base amount” for the “base period,” as those terms are defined under Section 280G of the Internal Revenue Code; provided, however, that the full amount of the Aggregate Payments shall be paid if the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive and the amount of any excise taxes payable by the Executive under Section 4999 of the Internal Revenue Code) if he were to receive the full amount would have a greater value than the after-tax amount (after taking into account all federal, state and local income taxes payable by the Executive) the Executive would receive if the Aggregate Payments were reduced to the largest amount as would result in no portion of the Aggregate Payments so paid being subject to any excise tax under Section 4999 of the Internal Revenue Code. In the event the Aggregate Payments are required to be reduced pursuant to this Section 4.2, the Executive shall be entitled to determine which portions of the Aggregate Payments are to be reduced so that the Aggregate Payments satisfy the 2.99 limit described in the immediately preceding sentence.

     4.3 STOCK OPTIONS. With respect to options held by the Executive as of the date hereof to acquire securities of the Company, the Company shall take all actions necessary: (i) upon a Change of Control, to fully vest all options held by the Executive not otherwise fully vested, and to eliminate, waive, or relinquish the Company’s repurchase rights, for those stock options subject to a repurchase right, (ii) to permit Executive to exercise any vested options following his termination of service to the Company as an employee or consultant for up to three (3) months (or such longer period as may currently apply), and (iii) to permit Executive to exercise the options for at least the twelve (12) months following a Covered Termination; unless such options are not assumed by the acquiror or are otherwise terminated in accordance with the plan in connection with the Change of Control. The Company agrees that option agreements for options granted to Executive after the date hereof shall provide for vesting upon a Change of Control and for the exercise period subject to the terms and conditions set forth in the first sentence of this section. Notwithstanding the foregoing, the Company shall not amend a stock option agreement or take any action hereunder to the extent that such amendment or action would result in a charge to earnings for the Company, would adversely affect Executive’s financial position or would cause Executive to be subject to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

ARTICLE V
NON-ALIENATION OF BENEFITS

     No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so subject a benefit hereunder shall be void.

ARTICLE VI
DEFINITIONS

     For purposes of the Agreement, the following terms shall have the meanings set forth below:

     6.1 “AGREEMENT” means this Change of Control Severance Benefits Agreement.

     6.2 “ANNUAL BASE PAY” means the greater of (a) $330,000, or (b) Executive’s annual base pay at the rate in effect during the last regularly scheduled payroll period immediately preceding (i) the Change of Control, or (ii) the Covered Termination, whichever is greater.

     6.3 “ANNUAL BONUS” means the greater of (a) Annual Base Pay or (b) the cash or unrestricted equity incentive bonus that the Compensation Committee determines in its discretion is payable to Executive for the portion of the fiscal year prior to the Covered Termination; excluding the portion of cash or unrestricted equity incentive bonus that the Compensation Committee designates as granted in respect of a previous reduction in salary below $330,000.

     6.4 “CHANGE OF CONTROL” means the consummation of any of the following transactions:

          (a) a merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of liquidation or dissolution of the Company;

          (b) the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of the Company’s assets;

          (c) any person, other than Leigh S. Belden or Steven C. Taylor or the Affiliates or Associates of either of them (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly of 25% or more of the Company’s outstanding Common Stock;

          (d) a change in the composition of the Board of Directors of the Company within a three (3) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either:

(i)	are directors of the Company as of the date hereof;

(ii)

are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (i) above at the time of such election or nomination; or

(iii)

are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (ii) or (iii) above at the time of such election or nomination.

     Notwithstanding the foregoing, “Incumbent Directors” shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

     6.5 “COMPANY” means Verilink Corporation, a Delaware corporation, and any successor thereto.

     6.6 “COVERED TERMINATION” means an Involuntary Termination or a Voluntary Termination for Good Reason within twelve (12) months following a Change of Control. No other event shall be a Covered Termination for purposes of this Agreement.

     6.7 “INVOLUNTARY TERMINATION” means Executive’s dismissal or discharge by the Company (or, if applicable, by the successor entity) for reasons other than fraud, misappropriation or embezzlement on the part of Executive which resulted in material loss, damage or injury to the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for one of the foregoing reasons, unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the “Required Vote” (as defined below) at a meeting of the Board (after reasonable notice to Executive and an opportunity for the Executive, together with Executive’s counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct set forth in the immediately preceding sentence and specifying the particulars thereof in detail. For purposes hereof, “Required Vote” means the number of directors indicated below based on the total number of directors then serving on the Board of Directors:

Number of Directors then in Office	Vote Required

6 or less	Majority of Directors then in office

7	5 Directors

8	6 Directors

9	7 Directors

10 or more	3/4 of the Directors then in office

     The termination of an Executive’s employment would not be deemed to be an “Involuntary Termination” if such termination occurs as a result of the death or disability of Executive.

     6.8 “VOLUNTARY TERMINATION FOR GOOD REASON” means that the Executive voluntarily terminates his employment after any of the following are undertaken without Executive’s express written consent:

          (a) the assignment to Executive of any duties or responsibilities which result in any diminution or adverse change of Executive’s position, status or circumstances of employment as in effect immediately prior to a Change of Control of the Company; a change in Executive’s titles or offices as in effect immediately prior to a Change of Control of the Company; any removal of Executive from or any failure to reelect Executive to any of such positions, except in connection with the termination of his employment for death, disability, retirement, fraud, misappropriation, embezzlement or any other voluntary termination of employment by Executive other than Voluntary Termination for Good Reason;

          (b) a reduction by the Company in Executive’s Annual Base Pay, unless otherwise affirmatively agreed to by Executive;

          (c) any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Executive is participating at the time of a Change of Control of the Company (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would adversely affect Executive’s participation in or reduce Executive’s benefits under any Benefit Plans or deprive Executive of any fringe benefit enjoyed by Executive at the time of a Change of Control of the Company; provided, however, that Executive may not terminate for Good Reason following a Change of Control of the Company if the Company thereafter offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans offered prior to such Change of Control;

          (d) a relocation of Executive, or the Company’s principal executive offices if Executive’s principal office is at such offices, to a location more than fifty (50) miles from the location at which Executive performed Executive’s duties prior to a Change of Control of the Company, or required travel by Executive on the Company’s business to an extent substantially in excess of Executive’s business travel obligations at the time of a Change of Control of the Company;

          (e) any breach by the Company of any provision of this Agreement; or

          (f) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

     6.9 “WELFARE BENEFITS” means benefits providing for coverage or payment in the event of Executive’s death, illness or injury that were provided to Executive immediately before a Change of Control, whether taxable or non-taxable and whether funded through insurance or otherwise.

ARTICLE VII
GENERAL PROVISIONS

     7.1 EMPLOYMENT STATUS. This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment.

     7.2 NOTICES. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at his address as listed in the Company’s payroll records.

     7.3 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

     7.4 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     7.5 COMPLETE AGREEMENT. [Intentionally omitted; see Section 1.4]

     7.6 AMENDMENT OR TERMINATION OF AGREEMENT. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Compensation Committee of the Company’s Board of Directors.

     7.7 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

     7.8 HEADINGS. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     7.9 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without written consent of the Company, which consent shall not be withheld unreasonably.

     7.10 ATTORNEY FEES. If Executive brings any action to enforce his rights hereunder, Executive shall be entitled to recover his reasonable attorney’s fees and costs incurred in connection with such action if Executive prevails on the merits of the substantive issues in dispute in such proceeding.

     7.11 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Alabama.

     7.12 NON-PUBLICATION. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law.

     7.13 CONSTRUCTION OF PLAN. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

VERILINK CORPORATION,	EXECUTIVE:
a Delaware corporation

By: /s/ Howard Oringer	By: /s/ Leigh S. Belden
Name: Howard Oringer	Name: Leigh S. Belden
Title: Chairman of the Board of Directors	Title: President and Chief Executive Officer